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                                                                FINAL TRANSCRIPT

THOMSON STREETEVENTS(SM)

CONFERENCE CALL TRANSCRIPT

SORC - Q4 2006 SOURCE INTERLINK COMPANIES EARNINGS CONFERENCE CALL

EVENT DATE/TIME: APR. 17. 2006 / 4:30PM ET


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CORPORATE PARTICIPANTS

TODD ST. ONGE
Brainerd Communications, Inc. - VP

LESLIE FLEGEL
Source Interlink Companies - Chairman & CEO

MARC FIERMAN
Source Interlink Companies - CFO

CONFERENCE CALL PARTICIPANTS

BOB LABICK
CJS Securities - Analyst

CHAD BENNETT
JSK - Analyst

JOHN MAIETTA
Needham & Company - Analyst

ROBERT SKLOFF
Sidotti & Company - Analyst

ROBERT KIRKPATRICK
Cardinal Capital - Analyst

JOE PELVIC
Schneider Capital - Analyst

BARRY SINE
Oppenheimer & Co. - Analyst

JOHN EMERICH
Iron Works Capital - Analyst

PRESENTATION

OPERATOR

Good afternoon, ladies and gentlemen, and welcome to the Source Interlink Company's fiscal 2006 fourth quarter and full-year earnings teleconference call. [OPERATOR INSTRUCTIONS]

At this time, I would like to turn the conference over to Todd St. Onge of Brainerd Communications to read the forward-looking statements. Please go ahead, sir.

TODD ST. ONGE - BRAINERD COMMUNICATIONS, INC. - VP

Good afternoon. Thanks for joining us for the Source Interlink Company's quarterly conference call. Before we begin, we want to remind you that management's remarks today will contain forward-looking statements within the pri -- within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital needs, and opportunities for growth. When used on this call, words such as anticipate, may, will, believe, intend, expect, and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, actual results and timing of events may differ on a material basis from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to the risks and uncertainties as discussed in reports previously and subsequently filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year-ended January 31, 2006, as filed on April 17, 2006. After a short presentation by management, we will take your questions.


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With that, I turn the meeting over to Source Interlink Company's Chairman and
Chief Executive Officer, Leslie Flegel.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Good afternoon. Fiscal 2006 was a major year in the development of Source Interlink. We began the year as a $350 million revenue Company and ended at a run rate approaching $2 billion in revenues. Our pro forma EBITDA last year was about $26.7 million, and this year it was $68.3 million pro forma. Put another way, we had approximately a 100% increase in the share base of the Company, and we produced a 156% increase in earnings before interest, taxes, depreciation and amortization on a pro forma basis. This last year was really a transition year before we had the opportunity to fully capitalize upon cost-saving synergies and marketing opportunities we intend to capitalize upon this year. Our net bank debt at the end of last year was about $15 million.

At year's end, bank debt in our revolving line of credit was $45 million, with cash on hand of $23 million, a net of $22 million, only $7 million more than last year, despite the fact that the Company quintupled in size during the year. Last year free cash flow was negative $18.6 million, and this year cash flow pro forma was positive $52.4 million, which included the free cash flow generated by Alliance in February. As a result, we had more than $50 million in available capital, which was mostly used to pay down debt. We also benefited by an additional $13 million through the refinancing of our Coral Springs facility.

The Levy acquisition has essentially been paid for from operations in less than one year. Earlier in the year, we had projected $40 to $50 million in free cash flow. In the fourth quarter alone, this year, we had cash flow from operations of $72.3 million and free cash flow of $68.2 million. In effect, we've been able to use free cash flow mostly generated from profits to expand market share, bring in top talent, improve operations, and set the stage for future growth. I know of no better way to invest our money.

Even with these tremendous accomplishments, we recognize that we did not meet all of our objectives this year. Despite posting solidly profitable results in a year where we digested two large transactions that changed the entire face of the Company, we still didn't do as well as we might have. We unfortunately were impacted by several unforeseen events during the year, including tremendously high gas prices and an unprecedented hurricane season that shut down our Alliance operation for several critical shipping days in late October. Our fourth quarter, which was really our first holiday quarter operating a CD and DVD business as well as a magazine business, also saw unforeseen events that brought the numbers in lower than planned, but we still made more than $21 million in EBITDA and $0.19 per share on a pro forma basis, which is still a very strong performance. The lower than expected performance in the fourth quarter, which we alluded to in the third quarter conference call, was due to these specific reasons. We lost about $15 to $20 million of expected sales in Musicland in the fourth quarter because of their bankruptcy, which cost us more than $3 million in gross profit.

Magazine sales in the fourth quarter were soft in the specialty markets because of low traffic, a major new customer's magazine business became effective in February of this -- of this year, instead of an anticipated start in the 2006 fiscal year, and supermarket checkout says -- sales of DVDs got launched later than anticipated, and actually lost money due to start-up expenses all taken in the quarter. Charles Levy was profitable in the quarter, as predicted, and we are pretty much on schedule regarding the generation of synergy cost savings connected to that transaction. So far this year, the new magazine account is fully up and running, DVDs have been installed at the checkouts, magazine sales in the specialty markets are much improved, and missing sales from Musicland are being absorbed in new business gained.

While Alliance had to deal with unexpected events, we still had a great and productive year. We improved operating margins for the year from 3.8% to 4.9%. Our initial focus was on operating margin improvement, and now revenues are beginning to ramp up, as well. Alliance has performed strongly in a tough environment, and is positioned in today's CD and DVD markets to gain a significant share of future sales generated by these product lines.

There is a great deal of speculation about the future of the music CD and the DVD businesses. According to the RIAA, the total music business in 2005 was $12.2 billion in sales. Total music downloading contributed approximately $550 million of that total, or less than 5%. You know, the iPod has concluded its second year, so it is not new. One wonders why it has not made greater penetration in the total music sales by now if, in fact, it is the future of the music business, as some would claim. In effect, downloading of music is more of a singles business. While it is not anticipated CD sales will grow appreciably, or that downloading will go away, CD sales certainly are not in the free-fall that some say, and will remain as a viable format for many years to come. In fact, we see a real opportunity in that there could be a shift from music specialty stores, such as Musicland, to more general market stores, who generally use third-party distribution for this category.


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But we believe the most significant area of growth for Alliance in both music and DVDs is through the Internet. We have seen strong indications that sales of music and DVDs are a natural fit for online sales for product lines with thousands of choices, because real estate is not a problem in cyberspace. Alliance carries the largest inventories of CDs and DVDs, which lends itself very well to catalog sales, the backbone of internet commerce. Currently there is no viable practical commercial method of downloading DVDs. In fact, the industry anticipates a resurgence in this category, due to new generations of high-definition DVD players and a continuing expansion of entertainment material finding its way into the DVD format. We are enjoying strong sales of both music and DVDs in the first two months of the first quarter of this year.

As you all know, we announced in early March that our board of directors has commenced a process of evaluating strategic alternatives for the Company. We have retained Deutsche Bank Securities as our financial adviser. Our objective with this process is to surface the value of the terrific business we have built, and continue to build. However, it is very early in this process, and we are simply unable to speculate or comment further on any possible outcomes. That means we won't take any questions on this topic on today's call.

One question that I can answer now is that this process has no relation to our announcement at the end of March of our acquisition of two magazine and book distribution markets in Southern California and Washington D.C./Baltimore, from Anderson News. These strategic acquisitions bring important additional density to our businesses in the Mid-Atlantic and Southern California regions, and dramatically increase the scale of our magazine and book distribution operations. Levy infrastructure is in place to accommodate the $250 million in revenues from the transaction, and we did not retain any senior management or corporate overhead from the previous owner. We intend to gain margin improvement as well as significant cost saving synergies resulting from our economic model, which is markedly different from other wholesalers. Our combined run rate revenue in the magazine distribution business is now more than $1 billion annually. When fully conso -- consolidated, we anticipate five to 6% operating margins from this division.

The Anderson transactions should produce cost synergies of $10 to $15 million over the next year and a half to two years. We have had a strategy in place for the magazine division since 2001, when we acquired IPD, the magazine specialty market distributor. The strategy was to reinvent magazine distribution in mainstream America, because that was sorely needed to fix a broken model. First we had to fix and expand IPD. In four years we doubled the sales, became the largest international distributor in America, and achieved operating profits of 7% from what was a company that previously had racked up losses of $30 million.

We then tested our theory that we could build a high-bred system in the general market by combining truck delivery, where we had density, and third-party delivery, where stores were spread out or did not generate enough sales to warrant two deliveries per week from a company-owned truck. We accomplished this test through the acquisition of Empire News in Buffalo, New York, a $22 million market that was losing money. This became our laboratory and it was a huge financial success that encouraged us to acquire the Charles Levy Circulating Company, the oldest and best-operated company in the industry. They were not, however, profitable because they were also infected by a bad economic model that evolved out of the consolidation of wholesalers beginning in 1995. The old methodology, geared to local market delivery, just did not work when applied to regional or national delivery requirements.

In just nine months, we have generated profits from a company who didn't make profits for ten years running. Source Interlink is now the leading magazine distributor in five of the nation's top ten advertising markets, and possibly the largest distributor in North America. We now have the scale to best apply our hybrid delivery system to the greatest advantage. We make money when we add business to our existing infrastructure. We believe the Company who can change this industry for the better will emerge as the winner.

In-store services, while our smallest division by far, is still the most profitable proportionately to the top line. It is what I refer -- to its top line. It is what I refer to as our engine room. That is because it is what makes us unique to all of our competitors. The magazine rebate business remains profitable and is a critical function we perform for our retailer clients. Front-end management still is highly influential regarding the marketing of products at the checkouts in most of the retail outlets in North America. While sales and profits in this division have declined, due primarily to the consolidation of major retail chains for the past several years, we anticipate a nice rebound in profits this year.

Huck, our wood manufacturing division, had a great year, and expects another financially strong performance in this fiscal year. Information Services is profitable, and has begun to gain momentum. Sales data is a cornerstone of vendor-managed inventory. We are unique in our ability to track sales from scanned data. We are not only paid for this data. We run our business more effectively on the basis of what we learn from it, and it is the reason most of our customers allow us to determine the products they carry. The services performed by in-store services are what distinguish us from our competitors, because none of them can currently provide these elements of business. Our extraordinary relationships with our retail customers emanates from a trust that has been built over many years. This is because they count on us, and we come through for them.

Our three divisions combined, magazines, CDs and DVDs, and in-store services, now exceed $2 billion in run rate revenue. We operate out of more than three million square feet of offices, factories and distribution centers. We have more than 7,000 employees, of which about 3,500 are


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service people at store level. We are the only Company in North America distributing all four major lines of entertainment-content products. We are the leading importer of foreign magazine titles into the United States. We are one of the largest customers of UPS, and we do business in more than 100,000 stores in North America. There remains work to be done, and as the Anderson transactions and the performance of Alliance and Levy indicate, we are continuing to do it. We see great opportunities ahead, and our focus remains on the long-term growth of the business. I believe this Company should be evaluated on the basis of what has been built and what we can accomplish as a result of the position in the marketplace we now occupy.

Fiscal 2006, which had one year of Alliance, nine months of Levy, and no contribution from Costco or the Anderson markets, was a consolidating year, and yet we generated more than $50 million in free cash flow on a pro forma basis. That's an improvement of approximately $70 million in free cash flow over last year. At year's end we quintupled revenues, paid off the Levy transaction, improved operating margins at Alliance by 30%, and took Source Interlink from $27.6 million pro forma in EBITDA, to $68.3 million pro forma in EBITDA. I hope you will agree that is an accomplishment to be proud of. Most important, it is what we can accomplish in this and future years.

Thank you for your time, and now Marc Fierman, our CFO, will discuss this year's financial performance. Marc?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Thank you, Leslie, and good afternoon, everyone. Today I will review our fourth quarter and year-end financials and discuss the operating results of our four reporting segments; CD-DVD fulfillment, magazine fulfillment, in-store service, and shared services. In-store services consists of information services, rebate claiming, and wire and wood store fixture manufacturing. Shared services consists of shared corporate and overhead functions associated with the operating segments. We provide financial results on both an adjusted pro forma and a GAAP basis.

For fiscal 2006, the adjusted pro forma view assumed the Alliance merger closed effectively at the beginning of our fiscal year, February 1, 2005, while the GAAP view reflects results as of the merger date, March 1, 2005. For both adjusted pro forma and GAAP, the results of Chas. Levy are reported as of the date of acquisition, May 10, 2005. The adjusted pro forma view excludes merger-related expenses and the ongoing amortization of the Alliance and Levy intangible assets, of which the Alliance portion is nontax deductible. Excluded from the fourth quarter results is a charge of $3.6 million, net of taxes, related to the collectability of receivables, the majority of which relate to the Musicland bankruptcy. Also, as previously discussed and included in the third quarter results, is an anticipated insurance recovery of approximately $620,000, net of taxes, which offsets the estimated negative financial impact to the Alliance operation of approximately $1.6 million, net of taxes, caused by the effects of Hurricane Wilma. In addition, the adjusted pro forma results are presented on a tax rate of approximately 38%.

As a reminder, for prior periods we are comparing to adjusted pro forma historical source, meaning without Alliance or Levy. Each quarter we provided at the segment level Alliance's adjusted pro forma historical financial information in the comparable prior-year periods, so that you can evaluate performance. We have not provided similar information regarding Levy, as it is now an integral part of the magazine fulfillment operations and is reported in that segment.

The following are the adjusted pro forma consolidated results from continuing operations for the fourth quarter and the year. Fourth quarter net income totalled $10 million, and for the year, net income totaled $31.1 million, calculated on an effective rate of approximately 38%. Fourth quarter revenue was $473.4 million, and for the year, $1.6 billion. Gross profit for the fourth quarter was $94.3 million, a 19.9% margin, and for the year, $321.7 million, a 20.1% margin. Operating income for the fourth quarter was $18.2 million, a 3.8% margin, and for the year, $56.6 million, a 3.5% margin. Fourth quarter pre-tax income was $16.1 million, and $50.1 million for the year.

Earnings per share for the fourth quarter are $0.19, computed on approximately 53 million diluted shares, and $0.59 per share per year, calculated on 52.9 million diluted shares. Earnings before interest, taxes, depreciation and amortization totaled $21.2 million for the fourth quarter, and $68.3 million for the year. In the prior-year's fourth quarter, Source's adjusted pro forma income from continuing operations, excluding Alliance and Levy, was $6.1 million or $0.24 per share. This included a $1.5 million tax benefit and no tax expense, calculated on 25.5 million diluted shares. EBITDA was $6.6 million.

For the entire prior year, Source's adjusted pro forma income from continuing operations, again excluding Alliance and Levy, was $17.5 million or $0.70 per diluted share, calculated on a 14.6% tax rate and 24.8 million diluted shares. EBITDA was $26.7 million. On a GAAP basis, income from continuing operations in the fourth quarter was $2.5 million or $0.05 per diluted share. For the year, GAAP income from continuing operations was $14.3 million or $0.28 per diluted share. On a GAAP basis, income from continuing operations in the prior-year fourth quarter, excluding Alliance and Levy, was $4.3 million or $0.17 per diluted share. For the entire prior year, again excluding Alliance and Levy, GAAP income from continuing operations was $13.1 million or $0.53 per diluted share.


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Adjusted pro forma segment results are as follows: In the fourth quarter, the CD and DVD fulfillment segment recorded revenue of $305.9 million, compared with $274.9 million in the prior year, an 11.3% increase. Gross profit was $52 million, compared with $50.1 million last year. Gross profit margins decreased to 17% from 18.2%. Operating income for the segment was $16.3 million, compared to $14.3 million in the prior-year period, and the resulting operating margin increased to 5.3% from 5.2%. For the year, CD and DVD fulfillment segment recorded revenue of $962.6 million, compared with $941.1 million in the prior-year period, a 2.3% increase. Gross profit was $168.1 million, compared with $164.3 million in the prior year. Gross profit margins remained constant at 17.5%. Operating income for the segment was $47.5 million, compared to $35.4 million in the prior-year period, and the resulting operating margin increased to 4.9% from 3.8%. The increase in operating margins is due, in part, to merger-related synergies, as well as an overall increase in operational efficiency.

In the fourth quarter, the magazine fulfillment segment recorded revenue from continuing operations of $151.3 million. This compares with $78.8 million in the prior-year period, an increase of 92%, reflecting in large part the fact that Levy was not part of our magazine fulfillment operations last year. Gross profit from continuing operations increased to $36.5 million from $19.3 million in the prior year. Gross profit margins from continuing operations decreased to 24.2% from 24.5%, as a result of lower margins in the Levy mainstream business. Operating income from continuing operations for the segment was $4.7 million compared to $5 million in the prior-year period. The resulting operating margin in the quarter was 3.1% compared to 6.4% last year.

For the year, the magazine fulfillment sem -- segment, of which Levy was a component since May 10, 2005, recorded revenue from continuing operations of $566.4 million, compared with $280.2 million in the prior-year period, an increase of 102.1%. Gross profit from continuing operations increased to $131.1 million from $69.5 million in the prior-year period. Gross profit margins from continuing operations decreased to 23.1% from 24.8%. Operating income from continuing operations for the segment was $18.9 million, compared to $18.6 million in the prior-year period. The resulting operating margin for the year was 3.3%, compared to 6.6% last year.

In-store services revenue totaled $16.2 million in the fourth quarter, compared with $18 million in the year-ago quarter, a 10% decrease. Gross profit in Q4 was $5.8 million versus $7 million a year ago, a 17.1% decline. Gross profit margins decreased to 35.6% from 38.8% last year. Operating income in the fourth quarter was $3.4 million versus $4.3 million a year ago, and operating margins in Q4 were 21.2% versus 23.9% a year ago. For the year, in-store services revenue totaled $71.6 million, compared with $76.5 million in the year-ago period, a 6.4% decrease. Gross profit was $22.6 million versus $28.3 million a year ago, a 20.1% decrease. Gross profit margins decreased from 31.7% to 37% last year. Operating income for the year was $13.6 million, compared with $18.6 million a year ago, a 27.4% decrease. And operating margins for the year were 18.9% versus 24.3% a year ago.

The decline in annual revenue and margin is primarily due to a $10.8 million decrease in sales -- in wire sales, which had a historically higher margin than our wood sales, which increased by $6.4 million. In the fourth quarter, expenses incurred in our shared services increased to $6.2 million from $4.2 million over the same period last year, and for the year, increased to $23.3 million from $15.6 million. The increase reflects the Company's substantial increase in size this year, but the numbers also reflect the inherent efficiencies in the combinations. As evidenced in the fourth quarter, shared services decreased from a percentage of revenue from continuing operations from 4.3% a year ago to 1.3% this year, and for the year, decreased from 4.4% to 1.5%.

In the fourth quarter, both GAAP and adjusted pro forma cash provided by operating activities was $72.3 million. Fourth quarter capital expenditures were $4.1 million and depreciation was $2.2 million. Free cash flow totaled $68.2 million. For the year, adjusted pro forma cash provided by operating activities was $65.7 million. Annual capital -- CapEx expenditures totaled $13.3 million, and depreciation expense was $10.1 million. Free cash flow for the year totaled $52.4 million. For the year, on a GAAP basis, cash provided by operating activities was $58.8 million, annual CapEx expenditures were $13.1 million, and depreciation expense was $8.9 million. And free cash flow totaled $45.8 million. Interest expense occurred during the fourth quarter was $2.1 million and $6.8 million for the year.

The following are some of the balance sheet highlights as of January 31, 2006:
Cash in bank, $23.2 million; total assets, $884.5 million; working capital, $54.8 million; revolving bank debt, $45 million, with excess availability of approximately $200 million; mortgage loan on Coral Springs facility, $20 million; and stockholders' equity, $459.6 million.

At this time, we will now open the call for questions.

QUESTION AND ANSWER


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OPERATOR

Thank you. The floor is now open for questions. [OPERATOR INSTRUCTIONS ] We have our first question coming from Bob Labick of CJS Securities.

BOB LABICK - CJS SECURITIES - ANALYST

Good afternoon.

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Hi.

BOB LABICK - CJS SECURITIES - ANALYST

Hi. In the past you've given us guidance going forward, either in terms of, you know, a large overview or specific guidance for the year, and you neglected to do this on this call. I wanted to give you the opportunity to give us a broad-based guidance or comment on why you may not have this time?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Well, Bob, the reason I haven't given guidance this time was because, given the circumstances of the strategic initiatives, that my board asked it would be better suited for me not to give specific guidance. I will say this, though, in my -- in the conference call, I mentioned that some of the events that lowered the performance in the fourth quarter, which I did allude to at the end of the third quarter, were really as much timing as -- some of them were just events we couldn't control, like the bankruptcy.

But, some of those issues were timing issues, like Costco getting started later and getting the benefit of this year, and the full benefits of Levy -- much greater benefits from the Levy cost synergies would have kick -- which will kick in for all of this year. And, of course, we do anticipate the Anderson transactions to be profitable this year on an overall basis; not necessarily in the first quarter or two, but certainly by the end of the year. That actually -- the cost synergies in that company are really more achievable than Levy, because the Levy infrastructure's already in place, which it wasn't when we bought Levy, so we had to take more of the Levy infrastructure, if you know what I mean. So the cost synergies should happen even faster in the Anderson deal.

So without getting specific guidance to those numbers, I think if you put some of those factors together, you can add it on to basically what we -- where we were this year, and I think it's a pretty aggressive number in terms of what we should be able to achieve.

BOB LABICK - CJS SECURITIES - ANALYST

And comple -- more specifically by division, could you help us out with the -- I guess, maybe seasonality of the magazine business? It looks like overall sales were down versus Q3 and sequentially. You mentioned some softness. Could you just elaborate here? It's a lot of information, if you could maybe go into a little more detail there?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Yes, well that -- You know, there were several causes of this that we couldn't anticipate, although we began to see signs of it as I -- when I made the conference call at the end of the third quarter. There were a number of announcements of the softness in the specialty market, primarily bookstores, but other specialty markets as well in the beginning of the fourth quarter. And because magazine are such a high-impulse sale, they -- you know, those sales just won't occur if people aren't in the stores. Having said that, we have -- we have seen a fairly nice bounce-back in the first two months of the first quarter of this year. So I think it was just a function of timing.


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On the other hand, the mainstream market of the magazine business had one of the best years that's had in the last five years, and there were introduction of a number of new weekly titles that have really boosted sales in the mainstream market, which are not as effective in the specialty market. Weeklies don't do as well in the specialty market, of course, where -- because when you're in a grocery store, you have weeklies at eight or ten or 12 checkouts, so the sales are much greater. So I think that's the best explanation. I think that it was just a function of timing and an anomaly situation and magazine sales of the specialty market. Levy was spot-on pretty much of what we anticipated they would do. Actually, a little bit ahead. So, it didn't help us, because we anticipated what their earnings were going to be and their performance, but we were hurt by the sales in the specialty market. I think it's something that isn't seasonal necessarily. It's very unusual for magazine sales to be lower in the fourth quarter than in the third quarter, so that's a good indication of what happened in the specialty market.

BOB LABICK - CJS SECURITIES - ANALYST

And overall, from just sticking with magazines, in terms of the acquisition from Anderson News, could you tell us what's going on in the magazine distribution industry that would create the opportunity to make these acquisitions from -- I guess from the publisher's standpoint, from Anderson? Their perspective as to why they were looking to get rid of these assets and what you can bring to them? I guess you us a timetable of roughly 18 months to get the synergies, but just tell us overall in the industry what's going on? If there's more opportunities like that out there?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Well, yes, I thi -- basically the L.A. market, specifically, has been a troubled market for several years now. Anderson is in that market, as well. As we had a small piece of the market, Anderson had a much greater piece. We were like 40 million and they were like 170 million in that market. But that's a very spread-out marketplace, and the -- Anderson was pretty much tied into the old style delivery systems and what have you, and so you just can't -- you just can't cover a market that big anymore driving trucks. To give you an example, prior to 1995, I can think of at least eight to ten different distributors that were located in that market, servicing different markets. In fact, Burbank was different from Los Angeles, believe it or not, and San Diego had a distributor, and there were just distributors all over the place. When it got consolidated into a market where there was one distributor, or two distributors trying to cover that entire market, driving trucks all over the place, it doesn't work, which you've heard me say for many -- for a long time now. We do believe that we have a system that does work. We're proving it over and over and over again.

And we're very encouraged by what we saw when we got into the inner workings of the companies -- of those companies, both in Baltimore/Washington, although -- and Baltimore/Washington's actually even a little more dramatic, because there's even greater opportunity for consolidation there. But, in effect, we do believe that there's -- because we have a system is that we believe and we have proven can make money where others can't, we think there will be future opportunities for us to acquire more companies in the magazine business. But right now, our focus is not that at all, and we're not in discussions with anyone else about any further acquisitions at this time. We need to get Levy fully consolidated and Anderson fully incorporated into our system before we move forward with any more.

OPERATOR

Thank you. Our next question is coming from Chad Bennett of JSK.

CHAD BENNETT - JSK - ANALYST

Yes, just a couple of questions. The Musicland write-off in the quarter, I guess just a question of timing of the announcement. A lot of your competitors announced their exposure to Musicland pretty much after the bankruptcy filing came out. Just wondering the logic of announcing that now versus maybe when the filing was more appropriate, you know, maybe a couple months ago? And, secondly, I know you indicated you think you lost $15 to $20 million of sales related to the Musicland bankruptcy. Can you give us what you actually -- or some percentage of what you recorded related to Musicland in the quarter on a revenue basis? And now that Transworld has acquired at least a portion of Musicland stores, can you give us a sense going forward what forward what Transworld/Musicland looks like as a percentage of revenue going forward?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Okay. First of all, we didn't announce the Musicland losses because it was already in public documents all over the place, and it was generally well-known what it was and we just didn't think it would require a special announcement. It was on every document ever associ -- that ever came out associated with Musicland. Secondly, I frankly don't think it was much of a secret what our loss in that deal was. And one thing I want to comment. One of the reasons a loss did occur was because we had told Musicland that we were going to supply them on a cash-only basis/ If they send us a check, we send them the merchandise, and a check bounced, which, by the way, happened to other vendors, as well. So, that's another whole situation that we're dealing with.

We are doing business with Transworld. To what degree, they're incorporating several hundred stores right now. We are -- we are a vendor,, although Transworld primarily buys direct. But we're talking to them, and at this point, I just don't know enough about what we're going to be able to say, business we're going to do. As far as the amount of business we did this year, actually I don't have that specific number, but I know it was very low. It was a couple million dollars before we pulled the plug on that business. We thought we did more business when we shipped them, and that's what created the loss that Marc referred to. Does that answer all your questions?

CHAD BENNETT - JSK - ANALYST

Yes, pretty much.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Okay.

CHAD BENNETT - JSK - ANALYST

Can we talk about, since -- I guess first of all, did you give a -- I guess I don't understand adjusted cash flow from operations. Maybe it's because I'm not familiar with the recording pro -- or reporting process over the last few quarters. But do you have a GAAP cash flow from operations number?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Yes, I'll repeat it. I did read it. For the year on a GAAP basis, cash provided by operating activities was $58.8 million. On CapEx of 13.1, free cash flow was approximately 45.8.

CHAD BENNETT - JSK - ANALYST

What was the quarter GAAP cash flow number?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

For the quarter, the pro forma and the GAAP was the same. It was $72.3 million from operating activities, CapEx of 4.1, and $68.2 million of free cash flow.

CHAD BENNETT - JSK - ANALYST

Okay, thanks.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

And one comment I want to make about that. The difference between the annual GAAP number and the pro forma number is primarily the cash flow that occurred from the business of Alliance in February to one month of the year we didn't own them. So we really did get the benefits of that cash.

CHAD BENNETT - JSK - ANALYST

Okay.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Okay?

CHAD BENNETT - JSK - ANALYST

You want us to focus going forward -- or I guess look at cash flow when we look at your business and value it. Can you give us a sense for -- it seems like you generated an awful lot of cash from working capital this quarter. Can you give us a sense for directionally where cash flow goes over the next two to three quarters?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Well, we just did acquire Anderson, so one of the things we like to do, which I think is pretty extraordinary that we can do it, you buy a company and then pay it off pretty quickly. In the case of Levy, we were able to do that virtually in one year, and we think we'll be able to do that with Anderson, as well, in the course of this year. It's a great use of our cash because the amount of money, you know, that we use to buy a company like this and then we're making enough profits that can pay off that company in a very short period of time. And then we have the ability to consolidate those companies and turn them into big profit-makers, like we did with IPD, like we're doing with Levy. and like we'll do with Anderson; improve Alliance from a 3.8 to a 4.9 operating margin, which is terrific, and over five per -- and over five points in the fourth quarter, in spite of all the issues that they had with the outside events, is we are very much on the right track, and that's a great use for cash.

I believe that cash is best used to grow your business, to answer your question. The reason I asked you to look forward to the year is because I'm aware of what the guidance was and I'm aware of what the analysts were looking for, and I'm not going to make it a secret that I didn't know that. But to devalue this Company on the basis of that and the events that took place, I think is wrong. I think the value in this Company is what we've built and what we're going to build going forward, and the enormous amount of cash that we're generating out of these businesses makes us a very strong Company. And you heard the balance sheet Marc read at the end of the call. That's a mighty strong balance sheet. So you look at where we've come in one year, it's pretty remarkable. I just think it's kind of sad that anyone would think any -- think negative about the Company on the basis of what happened to us in the fourth quarter, because we still made a lot of money in the fourth quarter.

OPERATOR

Thank you. Our next question is coming from John Maietta of Needham & Company.

JOHN MAIETTA - NEEDHAM & COMPANY - ANALYST

Thanks very much. Leslie, I was wondering if you could comment on -- with respect to for the Anderson acquisitions, if you could comment on how we should think about cross-selling into those businesses the CD and DVD products?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

You know what, that's just a huge thing that is a big part of our business plan. And the interesting thing about the Anderson deal, particularly in Los Angeles, it was a positive thing on a reverse basis, because one of the things that hurt us in the fourth quarter is that we thought that we would have all the DVD business at the checkouts -- which took place mostly in Southern California, by the way -- that we thought that would be up and running and it just didn't -- for variety of reasons in dealing with customers it takes longer than you always think it's going to take. But the fact is, it's up and running, so we have DVDs at the checkouts in all the Ralphs in Los Angeles, an example. Of all the Stater Brothers stores. But we didn't supply them with magazines and books. And, in effect, we had service people going in those stores for the DVDs. Guess what? We do this deal, and now we have books and magazine sales and DVD sales, and we're even talking about music sales. So all four of our product lines are going to be serviced by that service person going in the stores, and I don't have to tell you how profitable that can be for us.

So we also have a lot of customers now that we do magazine and book business in. Walgreens' a perfect example. We have 2,500 Walgreens that we service DVDs and music to. and we're approaching that number in magazine stores -- magazines and books. And we have been working with Walgreens to make sure they're pretty much the same stores. So it's really a big part of the story, and it's just going to take us another year or two to fully maximize what these opportunities are. It's -- you know, we're good at this and we're doing a good job of it. It's just -- it's not completely all in our control. We have to do things when the customer wants us to do it. Costco's a great example. We thought we would have that up and running by the fourth quarter. It's a -- it was a great coup for the Company. Everyone wanted that business, but now we're in all the Cosco's with magazines and the program's doing very well. So it is -- it's a big factor as we go forward here, because it is our goal to supply all of our product lines to all of the stores where we are running any one of the product lines into now.

JOHN MAIETTA - NEEDHAM & COMPANY - ANALYST

Got it. Thank you.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Okay.

OPERATOR

Thank you. Our next question is coming from Robert Skloff of Sidoti & Company.

ROBERT SKLOFF - SIDOTTI & COMPANY - ANALYST

Good afternoon. Hey, Leslie, if you could talk a little more about Anderson and what the revenue contribution might be in this current fiscal year? And then, just kind of flushing out a little more on the Musicland, can you give us what sense, or what percent of revenue it was last year?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Yes, I can tell you actually what the number was, pretty much close to what it was last year. First of all, that answer first. It was -- the reason we anticipated $15 to $20 million and don't -- I'd give you the number close as I can remember, but I think their sales with them was about $17 million last year. So that was a big number that we lost. We anticipated doing a little more business with them this year, because we had talked to them about having -- I even went up there myself and made the sales call mid-year. And we were talking about really expanding more business there, and then all of the sudden, their financial situation started to erode. So that's why we anticipated, and had every good reason to anticipate that we would have at least the same kind of sales this year as we had last year, if not more. So far as the maga -- Anderson. Anderson, the business we actually picked up was about $250 million in business. We missed two months of the year. So you know, we should have somewhere in the ballpark of $200 to $220 million in sales coming from the Anderson deal in this fiscal year.

ROBERT SKLOFF - SIDOTTI & COMPANY - ANALYST

Okay, great. Then the last question is probably a question for Marc. I saw that depreciation and amortization went up quite a bit, and I imagine it has to do with some of these acquisitions. It just was a pretty significant leap in the fourth quarter and I wanted to see if -- you know, A, what that was, and B, is that -- that roughly $6 million, should we be kind of thinking of that as an annual run rate?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Per quarter?

ROBERT SKLOFF - SIDOTTI & COMPANY - ANALYST

Yes.

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

No, no. I think what happened though in the fourth quarter was there was some additional equipment that was added into the Alliance operation that came online, so that ran the number up. But I guess if you're thinking about it on -- you know what -- you know, Rob, I think that isn't a bad way to think about it. I think on an annualized basis, that probably would be a fair number.

ROBERT SKLOFF - SIDOTTI & COMPANY - ANALYST

Okay, great.

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Yes, that's good.

ROBERT SKLOFF - SIDOTTI & COMPANY - ANALYST

Thank you.

OPERATOR

Thank you. Our next question is coming from Robert Kirkpatrick of Cardinal Capital.

ROBERT KIRKPATRICK - CARDINAL CAPITAL - ANALYST

Thank you, my questions have been answered.

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

Thank you.

OPERATOR

Thank you. Our next question's coming from Joe [Pelvic] of Schneider Capital.

JOE PELVIC - SCHNEIDER CAPITAL - ANALYST

Hi guys. How are you today?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Good. How are you?

JOE PELVIC - SCHNEIDER CAPITAL - ANALYST

Pretty good. I know you probably won't answer this, but when do you expect the search for strategic alternatives to be resolved, and what is the most likely outcome from this search?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

You were right when you said I probably won't answer that. I'll just say this, the process is underway. It's in the hands of Deutsche Bank, and as soon as we do know something meaningful about that, we will try to let the Street know.

JOE PELVIC - SCHNEIDER CAPITAL - ANALYST

Okay.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

I hate not answering questions, but that's one, I'm sorry, I just can't.

JOE PELVIC - SCHNEIDER CAPITAL - ANALYST

Then you mentioned long term getting a five to 6% EBIT margins in magazines?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Correct. I actually said operating margins. Operating margins. When is the earliest we can see that, and what kind of improvement do you expect fiscal year '06 to fiscal year '07?

JOE PELVIC - SCHNEIDER CAPITAL - ANALYST

Well, the margins in the specialty market, we actually got that up very close, as I mentioned, to about 7%. It backed off a little bit this year because of the soft sales in the fourth quarter. But we have geared all of our businesses to -- and if you think about it, let me give you an example. We said that Levy, we acquired $377 million in business from Levy. Charles Levy Company. And we said there was $17 to $20 million in synergies. So -- and actually we originally said 17, and frankly we have now upped it to about $20 million. And so we do believe tha -- you know, and their sales have increased because they've picked up business, so their sales before the Anderson deal was in the $400 million-plus range, $20 million synergies puts you right in around that 5%. We are -- and that is totally referenced operating margins, not gross margins. The mating margins that we're quoting -- that we think we believe strongly will achieve, are based on the current gross margins. We feel, over and above that and potentially, that there is the potential to improve gross margin,s which would improve the operating margins beyond what I said. I just don't want to go there yet, because we can control the operating margins by controlling consolidations and expenses and the way we operate, shutting down truck delivery routes and so on and so forth. We've got to get someone else to play in the game in order to improve the gross margins, and so I can't totally control that. But we do think that the opportunity to do that is there.

So far as Anderson is concerned, that actually even sets up a little better because, to give you an example, they have an operation in the state of Maryland, you know, and we have an operation in Lancaster, Pennsylvania and Harrisburg, Pennsylvania, which isn't very far from there, so obviously we don't need three. We're not sure who will be shut down or where it will be shut down, but we can -- we feel, easily, we can absorb that business and eliminate one of those distribution centers. In the state of California, because Anderson's operation was much larger than ours, we have the opportunity to fold our operation in California, which was becoming more and more substantial, into the Anderson operation. So that's how you make money in this business. I mean, we've really found a way to do that.

And so to answer your question -- I mean, this is one of the things is that it takes a little time to do this, and that's why I made some of the statements I made. But, you know, you'll see marked improvement this year, and, you know, we figure that's 18 months to two years to fully incorporate one of these companies into our operations and max out what we can make. So that's pretty much what the track is.

OPERATOR

Thank you. Our next question is coming from Barry Sine of Opco.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

Good afternoon.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Hi, Barry.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

How are you?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Good.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

In terms of going back to the strategic alternatives issue, I just want to repeat, I think what I heard you say, and maybe if you could explain what that means. I think you used the term "surface the value." Is that correct?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

I used what term?

BARRY SINE - OPPENHEIMER & CO. - ANALYST

"Surface the value of the business?"

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Yes, in my opening comments, you mean?

BARRY SINE - OPPENHEIMER & CO. - ANALYST

Yes. What does that mean?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

What it really means is that I feel that the Company is not getting -- from a market standpoint at this point, not getting the value we, at least, believe it should have. And as I mentioned earlier, we just feel that our -- it is our objective to see what opportunities there are for the Company, which is why we launched the strategic initiatives. Where it'll go exactly at this point, frankly, I don't know. But what it means is trying to determine what the real value of this Company is, because we don't think where it is now is indicative of the real value.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

Okay, great. Thank you. And then the next point, on the guidance for the magazine operating margin of five to 6% --

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Yes.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

-- that is lower than what you did for last year. Is that range lower because something has changed in the business or is that more out of conservativism?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

It -- number one, it's -- believe it or not, I tried to be conservative, and it is to some degree out of conservativism. But the one thing that you have to recognize is that we're mixing apples and oranges a little bit, because the specialty market works under a totally different set of economic rules than does the mainstream market because the pricing is different. We have foreign titles that -- with greatly marked up prices on them. So the margins -- very frankly, if you look at the margins as to where they were in the previous year, they were, I think Marc said, 24.5%, the gross margin. This margin -- the gross margin in the mainstream market, Levy, Anderson, et al, is in the 20% range. So there's a 4.5% margin differential right there that you have to understand. Now, we're going to try to do what we can, which is what I just said, to close that gap, but there is a gap of 4.5 points, which is -- which would tell you why the one area, specialty, was able to make more money than the other area.

Having said that, we honestly believe that we can operate somewhat cheaper in a mainstream market and I'll tell you why. Because it's all about logistics and in the bookstore market and the specialty market, we handle 5,000 different titles that goes into the system. That's the Harrisburg facility, as an example. And in the Levy operations, the number of titles approach more than -- more like 2,000 titles that go through there in the course of a year. So the volume Levy's generating is done on a lot less handling of a lot less titles than the volume that's handled in the specialty market, which explains to some degree by the gross margin is better. Because many of the titles need to get in those specialty market and just cut better deal. But right now they've got a big Chinese wall between the two businesses, and right now I don't see too many cracks in it.

BARRY SINE - OPPENHEIMER & CO. - ANALYST

Okay, and maybe we could turn to the Alliance business for the fourth quarter, and just comparing that business versus what you did in the third quarter, revenues were up 65%, sequentially, but the margins didn't seem to follow suit. I would have thought you would have gotten more of a operating leverage on that big of an increase in revenue. Was there a lot of part-time --

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

What did you say the revenue in Alliance was up?

BARRY SINE - OPPENHEIMER & CO. - ANALYST

About 65% from third quarter to fourth quarter?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

No. Marc; is that right?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

I'll tell you in a second.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

No, I can tell you that's not possible, I don't know where you got that number. But Alliance -- let me tell you what hurt Alliance third quarter compared to the fourth quarter, as an example. The fact is is that more DVDs -- they have balanced their business so that the DVD business, which was like 35 to 40% of the business and music was like 60% to 65% of the business, music has much -- considerably better margins than the DVD business, at least at this point. We're trying to do what we can to change that, but at least at this point that's the case. So as the balance became more 50/50 between DVD and music business, it literally lowered the margin by about a point if I recall what I just read and what we saw in our numbers. So when you're talking about lowering your margins on $400 million in business or so by a point, $500 million, that's a lot of money, and it was because the mix was different. Now, we are working feverishly on doing that. But basically speaking, the margin in the fourth quarter was still 5%, and for the year 4.9%.

OPERATOR

Thank you. Our final question is coming from John Emerich of Iron Works Capital.

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

Thanks. Two unrelated questions, I'll ask them separately, if I can. First is what was the sales return reserve in the quarter?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Marc?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

I don't have that information in front of me right now, but we'll be filing our -- the K this evening and it'll all be available in there.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

But I can tell you, it's consistent with what it has been for the last couple of years.

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

Last couple of years at year-end or is it --

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Well, I don't know that, so just wait until -- we're filing as we speak, so --

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

Yes, it just hit the wire, actually. I'm looking at it. Could you tell me either as of today or as of March 31st, what the cash and debt balance was?

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

I don't have that available. Do you, Marc, as of today?

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

As of today, we have cash of about $14 million, and debt of about $95 million.

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

Okay. And I guess that's the issue I'm having with the kind of free cash flow calculation you're coming up with. I mean, just looking at it from last quarter to this quarter, you picked up $72 million from accounts receivable and inventory, as you would expect you would in a seasonal -- in a business like this, and you only paid down accounts payable and accrued interest $17 million, so that difference right there is $55 million, and it basically exceeds your whatever -- the pro forma adjusted free cash flow number for the year in just those three numbers right there in the quarter. If you had taken that cash from receivables inventory and paid down payables and [accrue's], I'm sure you did 15 days or 20 days after the January quarter ended, free cash flow would have been basically zero, and that seems like the whole history of the Company. It's very -- I mean, it depends when you close the books, and one year you have good free cash flow, and the next year you have negative free cash flow --

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

No, that's not really true. Let me say this to you. I don't agree with that. First of all, you're ignoring the fact that we -- you're asking what it was today and you're ignoring the fact that we just bought Anderson News and paid cash for that. So, if you would limit eliminate what we paid Anderson News with all the money that went out for that, in terms of paying down some of the inner-company debt and so on and so forth, you'd be right spot-on to pretty close to where you were at year's end. So you can't ignore that; can't ignore an acquisition we paid for.

MARC FIERMAN - SOURCE INTERLINK COMPANIES - CFO

We had a significant event that occurred since year-end.

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

Right.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

So that's just not a fair statement. Last year, the cash was negative because of a transition we made with some accounts, frankly into [scan]-based trading, and some of the other things we did with retailers, which I talked about last year, which was a temporary negative cash flow, but it was negative cash flow of $18.5 million. But it's really not fair to say what you said because, if you would eliminate the Anderson deal, then you'd be just about exactly where you were by year's end.

JOHN EMERICH - IRON WORKS CAPITAL - ANALYST

And what would -- but I'd have to also know, then, what accounts receivable, inventory and payables were because to really say that I'm wrong, you'd have to tell me what those three variables are.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Yes, I'm -- you'll be able to see that, but I will tell you that basically you're wrong. That was real cash flow. The reason the fourth quarter is so much higher, and will always be so much higher, is because of the fact that, through the course of the year we're building up inventory for the fourth quarter, and then that's all money going out in the third quarter, and in the second quarter, and pretty much coming back. Remember, our fourth quarter has January in it, after the Christmas season. So pretty much the money we get paid for everything that went out in the business comes to us at the end of the year, so that's why the fourth quarter's always going to be a great cash flow quarter, and for Alliance particularly, and last year Alliance had a great cash flow quarter as well. Because when we said that we were negative cash flow, that was Source alone last year, not Source and Alliance.

OPERATOR

Thank you. This concludes the Q&A portion for today's call. I now turn the floor back over to management for any closing remarks.

LESLIE FLEGEL - SOURCE INTERLINK COMPANIES - CHAIRMAN & CEO

Well, thank you all for listening. It's been a long call, and we are very excited about the Company we've built, and excited about our prospects in this current fiscal year and next year. And frankly, we feel pretty good about the year we just completed. We did have a fourth quarter we didn't quite meet the expectations that we ourselves had, but we have already talked about that and explained the reasons for that. But I don't believe that reflects on this Company in any way, shape or form. So, we'll see you at the end of the first quarter, which isn't too far from now, and thanks again for your support.

OPERATOR

Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a great day.

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